Exhibit 1A-2B

AF 2018 NPL A LLC

LIMITED LIABILITY COMPANY AGREEMENT

1. Registered Office and Agent. The registered office of the Company in the State of Delaware shall be as stated in the Company’s Certificate of Formation or at such other location to which the registered office shall be changed by action of the Managing Member. The registered agent of the Company at such office shall be as stated in the Certificate of Formation or such other agent as may be determined from time to time by the Managing Member.

2. Fiscal Year. The tax and fiscal year of the Company shall be established by the Managing Member.

3. Stock.

3.1. In General. The limited liability company interests of the Company shall be denominated by “Shares” of “Stock” as set forth in this Agreement. The members of the Company shall be referred to as “Stockholders.”

3.2. Common Stock.

3.2.1. Number of Shares. The Company shall have the authority to issue up to One Million (1,000,000) Shares denominated as “Common Stock.” Shares of Common Stock shall have no par value.

3.2.2. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Managing Member upon any issuance of the Preferred Stock of any series.

3.2.3. Voting. The holders of the Common Stock are entitled to one vote for each Share held at all meetings of Stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

3.2.4. Distributions. The holders of the Common Stock shall be entitled to receive all distributions from the Company, in liquidation or otherwise, except to the extent a series of Preferred Stock is given preferential rights to such distributions.

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3.3. Other Classes of Stock.

3.3.1. Preferred Stock. The Company shall have the authority to issue Shares denominated as “Preferred Stock” and to divide such Preferred Stock in one or more series. The number of Shares of each such series, and the rights and preferences of each such series, shall be as set forth in the resolution of the Managing Member creating such series (each an “Authorizing Resolution”). Without limitation, the Managing Member may establish, with respect to each series of Preferred Stock, its voting powers, conversion rights or obligations, redemption rights or obligations, preferences as to distributions, and other matters. The resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series except to the extent prohibited by the terms of the Authorizing Resolution establishing another series of Preferred Stock. Except as otherwise specifically provided in this Agreement or in an Authorizing Resolution, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any Shares of any series of the Preferred Stock authorized by and complying with the conditions of this Agreement, the right to have such vote being expressly waived by all present and future holders of the Shares of the Company. Any Shares of Preferred Stock redeemed, purchased, or acquired by the Company may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different series of Shares for the purposes of voting by classes unless expressly provided.

3.3.2. Other Classes. In addition to Common Stock and Preferred Stock, the Company shall have the power to issue such other interests in the Company as the Managing Member may determine from time to time.

3.4. Distributions.

3.4.1. Distributions Within Series. Except as otherwise provided in this Agreement or by a separate written agreement, any distributions made to the holders of the Common Stock or to the holders of any series of Preferred Stock as a group shall be divided pro rata among such holders based on their respective ownership of the Shares of Common Stock or such series of Preferred Stock.

3.4.2. Unvested Shares. Notwithstanding section 3.4.1, except as provided in other written agreements, in the case of Shares subject to a vesting schedule, Shares that are not yet vested shall not be entitled to any distributions.

3.4.3. No Right to Distributions. Except as otherwise provided in this Agreement, no Stockholder shall have any right to distributions except as may be authorized by the Managing Member. Without limiting the preceding sentence, no Stockholder shall have the right to a return of such Stockholder’s capital or the right to receive distributions in a form other than cash.

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3.4.4. Distributions to Pay Tax Liabilities. In the event that the Company recognizes net taxable gain or income for any taxable year, the Company shall make a good faith effort to distribute to each Stockholder, no later than April 15th of the following year, an amount equal to the net gain or income allocated to such Stockholder, multiplied by the highest marginal blended federal, state, and local tax rate applicable to ordinary income, dividend income, or capital gains, as appropriate, for such period in the state of such Stockholder’s residence, reduced by the amount of distributions received by such Stockholder during the twelve (12) month period ending on such April 15th and taking into account any tax credits that are derived from the operations of the Company that are available to such Stockholder to offset the income taxes on such Stockholder's allocable share of the Company's taxable income. If any Stockholder receives a smaller or larger distribution pursuant to this section than he would have received had the same aggregate amount been distributed pro rata to all of the Stockholders, then subsequent distributions shall be adjusted accordingly.

3.5. Stock Splits. The Managing Member may at any time increase or decrease the authorized and/or outstanding number of Shares of Stock of any series, including Common Stock, provided that any increase or decrease in the number of Shares outstanding shall be made pro rata with respect to all Stockholders owning the outstanding Shares of Stock of such series.

3.6. Certificates. Shares of the Company may, but need not be, evidenced by written certificates, in the discretion of the Managing Member. If the Managing Member determines to issue certificates representing Shares, the certificates shall be subject to such rules and restrictions as the Managing Member may determine.

3.7. Registry of Shares. The Company shall keep or cause to be kept on behalf of the Company a register of the Members of the Company. The Company may, but shall not be required to, appoint a transfer agent registered with the Securities and Exchange as such.

3.8. Transfers of Stock.

3.8.1. Voluntary Transfers.

(a) In General. No Stockholder shall sell, transfer, assign or encumber its interest in all or any of its Shares, with or without consideration, without the prior written consent of the Managing Member, which may be withheld in the Managing Member’s sole discretion. In the event of a proposed transfer the Managing Member may impose reasonable conditions including but not limited to (i) the transferee shall execute an instrument agreeing to be bound by this Agreement; (ii) the transferor shall provide the Company with an opinion of counsel, satisfactory in form and substance to the Company’s counsel, stating that the transfer of Shares is exempt from registration under the Securities Act of 1933 and other applicable securities laws; and (iii) the transferor and transferee shall together reimburse the Company for any reasonable expenses they incur in connection with the transfer or encumbrance, including attorneys’ fees.

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(b) Prohibited Transfers. No transfer of Shares shall be permitted if, in the judgment of the Managing Member, such transfer would (i) cause the Company to be treated as a publicly traded partnership as defined in section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”) taxed as a corporation, or (ii) result in “benefit plan investors” (as such term is defined in regulations issued by the Treasury Department) holding, in the aggregate, Twenty Five Percent (25%) or more of the value of any class of equity interests in the Company.

(c) Other Transfers Void. Transfers in contravention of section 3.8.1(a) or section 3.8.1(b) shall be null, void and of no force or effect whatsoever, and any such transfer may and should be enjoined.

(d) First Right of Refusal.

(1) In General. In the event a Stockholder (the “Selling Stockholder”) receives an offer from a third party to acquire all or a portion of his, her, or its Shares (the “Transfer Shares”), then he, she, or it shall notify the Managing Member, specifying the Shares to be purchased, the purchase price, the approximate closing date, the form of consideration, and such other terms and conditions of the proposed transaction that have been agreed with the proposed purchaser (the “Sales Notice”). Within thirty (30) days after receipt of the Sales Notice the Managing Member shall notify the Selling Stockholder whether a person designated by the Managing Member elects to purchase the entire Transfer Shares on the terms set forth in the Sales Notice.

(2) Special Rules. The following rules shall apply for purposes of this section:

(A) If the Managing Member elects not to designate a purchaser of the Transfer Shares, or fails to respond to the Sales Notice within the thirty (30) day period described above, the Selling Stockholder may proceed with the sale to the proposed purchaser, subject to section 3.8.1(a).

(B) If the Managing Member designates a purchaser of the Transfer Shares, the designee shall purchase the Transfer Shares within thirty (30) days.

(C) If the Managing Member elects not to designate a purchaser of the Transfer Shares, or fails to respond to the Sales Notice within the thirty (30) day period described above, and the Selling Stockholder and the purchaser subsequently agree to a reduction of the purchase price, a change in the consideration from cash or readily tradeable securities to deferred payment obligations or nontradeable securities, or any other material change to the terms set forth in the Sales Notice, such agreement between the Selling Stockholder and the purchaser shall be treated as a new offer and shall again be subject to this section.

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(D) If the Managing Member designates a purchaser of the Transfer Shares, such election shall have the same binding effect as the then-current agreement between the Selling Stockholder and the proposed purchaser. Thus, for example, if the Selling Stockholder and the purchaser have entered into a non-binding letter of intent but have not entered into a binding definitive agreement, the election of the Managing Member shall have the effect of a non-binding letter of intent with the Selling Stockholder. Conversely, if the Selling Stockholder and the purchaser have entered into a binding definitive agreement, the election of the Managing Member shall have the effect of a binding definitive agreement. If the Selling Stockholder and the Managing Member are deemed by this subsection to have entered into only a non-binding letter of intent, neither shall be bound to consummate a transaction if they are unable to agree to the terms of a binding agreement.

(e) Exempt Transfers. A transfer of Shares to or for the benefit of any spouse, child or grandchild of the Stockholder, or to a trust for their exclusive benefit shall be exempt from the provisions of section 3.8.1(a) and section 3.8.1(d), provided that (i) the transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement, and (ii) such Shares shall not thereafter be transferred further in reliance on this section 3.8.1(e).

(f) Application to Certain Entities. In the case of a Stockholder that is a Special Purpose Entity, the restrictions set forth in section 3.8.1(a) and section 3.8.1(d) shall apply to indirect transfers of Shares by transfers of interests in such entity (whether by transfer of an existing interest or the issuance of new interests), as well as to direct transfers of Shares. A “Special Purpose Entity” means (i) an entity formed or availed of principally for the purpose of holding Stock in the Company, and (ii) any entity if the purchase price of its Shares represents at least ninety (90%) of its capital.

(g) Exemption by Managing Member. In an Authorizing Resolution, the Managing Member may waive or modify any or all of the restrictions set forth in this section 3.8.1, except section 3.8.1(b).

3.8.2. Transfer Following Public Offering. Each Stockholder agrees, in connection with the initial underwritten public offering of the Company’s securities pursuant to a registration statement under the Securities Act of 1933, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any Shares (other than Shares included in the offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for a period of time determined by the Company and the underwriters, (ii) to execute any agreement reflecting the foregoing as may be requested by the Company or the managing underwriters at the time of such initial offering, and (iii) to consent to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of the Company’s securities owned by such Stockholder in accordance with the foregoing.

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3.8.3. Death, Insanity, Insolvency, Withdrawal, Etc. Except as otherwise provided in a written agreement, neither the Company nor any Stockholder shall be required to purchase the Shares owned by a Stockholder for any reason, including but not limited to the death, disability, bankruptcy, or insolvency of such Stockholder. No Stockholder may resign or withdraw as a Stockholder of the Company, and neither the Company nor any other Stockholder shall have the obligation to purchase the Shares of a Stockholder attempting to withdraw.

3.8.4. Incorporation. If the Managing Member determines that the business of the Company should be conducted in a corporation rather than in a limited liability company, whether for tax or other reasons, each Stockholder shall cooperate in transferring the business to a newly-formed corporation and shall execute such agreements as the Managing Member may reasonably determine are necessary or appropriate, consistent with the terms of this Agreement. In such event each Stockholder shall receive stock in the newly-formed corporation equivalent to his, her, or its Stock.

3.8.5. Drag-Along Right. In the event the Managing Member approves a sale or other disposition of all of the Stock of the Company, then, upon notice of the sale or other disposition, each Stockholder shall execute such documents or instruments as may be requested by the Managing Member to effectuate such sale or other disposition and shall otherwise cooperate with the Managing Member. The following rules shall apply to any such sale or other disposition: (i) each Stockholder shall represent that he, she, or it owns his, her, or its Stock free and clear of all liens and other encumbrances; that he, she, or it has the power to enter into the transaction, and that he, she, or it is a U.S. person, but shall not be required to make any other representations or warranties; (ii) each Stockholder shall grant to the Managing Member a power of attorney to act on behalf of such Stockholder in connection with such sale or other disposition; and (iii) each Stockholder shall receive, as consideration for such sale or other disposition, the same amount he, she, or it would have received had all or substantially all of the assets of the Company been sold and the net proceeds distributed in liquidation of the Company.

3.8.6. Waiver of Appraisal Rights. Each Member hereby waives any contractual appraisal rights such Member may otherwise have pursuant to 6 Del. C. §18-210 or otherwise, as well as any “dissenter’s rights.”

3.8.7. Termination. The provisions of this section 3.8 shall terminate upon the earlier of the following events:

(a) The closing of the sale of shares of Common Stock in an underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act of 1933 (provided that the restrictions set forth in section 3.8.2 shall remain in effect); or

(b) The sale of all or substantially all of the Stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

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3.8.8. Other Restrictions. In an Authorizing Resolution or a contract between the Company and one or more Stockholders approved by the Managing Member, any or all of the restrictions set forth in section 3.8 may be supplemented, replaced, modified, or waived.

3.9. Restricted Stock. The Company may issue Shares of any class subject to vesting schedules or other restrictions.

4. Consideration. The Managing Member may issue Stock to such persons, and for such consideration, as it shall determine in its sole discretion, without regard to the par value of the Shares being issued.

5. Management.

5.1. Management by Managing Member.

5.1.1. In General. The business and affairs of the Company shall be directed, managed, and controlled by the “Managing Member.” The Managing Member may, but need not be, a Stockholder. Except for situations in which the approval of the Stockholders is expressly required by agreement or by provisions of the Delaware Limited Liability the Company Act (the “Act”) that may not be waived, the Managing Member shall have full and complete authority, power, and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

5.1.2. Appointment of Managing Member. Initially, the Managing Member of the Company shall be Automation Holdings, LLC.

5.1.3. Powers of Managing Member. Without limiting the authority of the Managing Member, the Managing Member shall have the authority, without the consent of the Stockholders (except as may be set forth in the resolution establishing any series of Preferred Stock), to:

(a) Incur any indebtedness on behalf of the Company, whether to banks or other lenders upon the advice of the Investment Manager.

(b) Enter into any agreement or contract upon the advice of the Investment Manager.

(c) Determine the amount and timing of any distributions upon the advice of the Investment Manager.

(d) Determine the information to be provided to Stockholders concerning the Company.

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(e) Enter into a merger or consolidation with another entity, or acquire any stock or securities in any entity, including a subsidiary the Company whose stock is wholly owned by the Company.

(f) Change the Company’s business or enter into new businesses.

(g) Admit new Stockholders, and issue Stock, options or other rights to acquire Stock, or debentures or other securities or instruments convertible to Stock.

(h) Redeem the Stock of existing Stockholders (to the extent any such Stock is subject to redemption pursuant to its terms).

(i) Sell or otherwise dispose of all or substantially all of the Company’s assets or business upon the advice of the Investment Manager.

5.1.4. Time Commitment. The Managing Member shall devote such time to the Company’s business and affairs as he or she shall determine in his or her sole discretion.

5.1.5. Resignation. The Managing Member may resign at any time by giving written notice to the Company. The resignation of the Managing Member shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of the Managing Member who is also a Stockholder shall not affect such person’s rights as a Stockholder and shall not constitute a withdrawal of such person as a Stockholder. In the event that the Managing Member who is also a Stockholder withdraws from the Company, it shall be treated as having resigned as the Managing Member on the date of such withdrawal.

5.1.6. Death or Disability. The Managing Member shall be deemed to have resigned upon the death or disability of the principal owner of the Managing Member.

5.1.7. Replacement of Managing Member. In the event the Managing Member shall resign, a replacement Managing Member shall be appointed by the owners of the Common Stock.

5.1.8. Designation of Investment Manager. The Managing Member may, but shall not be required to, designate an entity, which may be an affiliate of the Managing Member, to serve as the investment manager of the Company, to perform such duties as the Managing Member may designate (the “Investment Manager”).

5.1.9. Compliance with Investment Company Act. The Managing Member and the Investment Manager, if any, shall use commercially reasonable efforts to ensure that the Company is not treated as an “investment company” within the meaning of the Investment Company Act of 1940. Among other things (i) the Managing Member shall use commercially reasonable efforts to ensure that at least ninety five percent (95%) of the assets of the Company will consist of mortgages and other liens on and interests in real estate; and (ii) in the event the Company purchases any loans (A) the Managing Member shall form a reasonable believe that one hundred percent (100%) of the acquisition cost of the loan is secured by real estate at the time of purchase, for at least ninety five percent (95%) of such purchased loans; (B) no fewer than ninety five percent (95%) of the mortgage loans purchased by the Company, by value, will include a written indication in the historic file that the loan was one hundred percent (100%) secured by real estate at the time of origination; and (C) the Company will not purchase any mortgage loan where there is written indication in the historic file that the loan was not one hundred percent (100%) secured by real estate at the time of origination.

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5.2. Restrictions on Stockholders. Except as expressly provided otherwise in this Agreement, any Stockholder not designated the Managing Member shall not be entitled to participate in the management or control of the Company, except as officers if so appointed, nor shall any such Stockholder hold himself out as having such authority or as being the Managing Member or any other person holding authority on behalf of the Company. Unless authorized to do so by the Managing Member, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose. No Stockholder shall have any power or authority to bind the Company unless the Stockholder has been authorized by the Managing Member to act as an agent of the Company in accordance with the previous sentence.

5.3. Meetings and Voting of Stockholders.

5.3.1. In General. Meetings of the Stockholders shall be held in the sole discretion of the Managing Member for any purpose for which a vote of the Stockholders is permitted or required under this Agreement or under the Act, provided that a meeting may be called at any time for any purpose by Stockholders owning no less than fifteen percent (15%) of the issued and outstanding Common Stock.

5.3.2. Place of Meetings. Meetings of the Stockholders shall be held by means of conference telephone or any means of communication by which all persons participating in the meeting are able to hear each other, unless otherwise indicated by the Managing Member.

5.3.3. Call of Meetings. Any meeting of the Stockholders shall be held upon two (2) days’ notice if given orally, either by telephone or in person, or by email, or by five (5) days’ notice if given by depositing the notice in the United States mail, postage prepaid. Any such notice may be waived by a writing signed by the person or persons entitled to such notice either before or after the action with respect to which notice is waived. Any person attending a meeting without protesting, prior to its conclusion, a lack of proper notice shall be deemed to have waived notice of such meeting.

5.3.4. Voting List. The Managing Member shall make, at least two (2) days before each meeting of Stockholders, a complete list of the Stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the Shares held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office or principal place of business of the Company and shall be subject to inspection by any Stockholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Stockholder during the whole time of the meeting. Failure to comply with the requirements of this section shall not affect the validity of any action taken at the meeting.

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5.3.5. Proxies. A Stockholder may vote either in person or by proxy executed in writing by the Stockholder. A telegram, telex, cablegram or similar transmission by the Stockholder, or a photographic, facsimile, or similar reproduction of a writing executed by the Stockholder shall be treated as an execution in writing for purposes of this section. Proxies for use at any meeting of Stockholders or in connection with the taking of any action by written consent shall be filed with the Managing Member, before or at the time of the meeting or execution of the written consent, as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Managing Member, who shall decide all questions relating to the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. A proxy may designate only one (1) person to act on behalf of the Stockholder.

5.3.6. Agreements as to Voting. An agreement between two (2) or more Stockholders, if in writing and signed by the parties thereto, may provide that in exercising any voting rights, the Shares held by them shall be voted as therein provided, or by only one of them at his sole discretion, or as they may agree, or as determined in accordance with a procedure agreed upon by them. Such agreements shall be specifically enforceable.

5.3.7. Control Over Meetings. All meetings of the Stockholders shall be presided over by the chairman of the meeting, who shall be the Managing Member (or representative thereof). The chairman of any meeting of Stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

5.3.8. Action By Written Consent.

(a) In General. Any action required or permitted to be taken at any meeting of Stockholders may be taken without a meeting, without prior notice, and without a vote, if prior or subsequent to such action, written consents are signed by Stockholders owning the minimum number of Shares that would be necessary to take such action at a meeting at which the holders of all Shares entitled to vote on the action were present and voted. Every written consent shall bear the date of signature of each Stockholder who signs the consent. No written consent shall be effective unless the minimum number of consents necessary are delivered to the Company within sixty (60) days following the earliest of such consents. A PDF or similar reproduction of a writing signed by a Stockholder shall be regarded as signed by the Stockholder for purposes of this section. Prompt notice of any action taken pursuant to this section shall be given to those Stockholders who did not consent in writing to the action, provided that the failure to give such notice shall not invalidate such action.

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(b) Record Date. The record date for determining the identity of the Stockholders entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.

5.3.9. Quorum. Attendance of Stockholders holding a majority of the issued and outstanding Common Stock shall constitute a quorum for the transaction of business at a duly called meeting of Stockholders.

5.4. Officers. The Managing Member may, from time to time, designate one or more persons to serve as officers of the Company, with such titles, responsibilities, compensation, and terms of office as the Managing Member may designate in writing. Any officer may be removed by the Managing Member with or without cause, provided that such removal shall be without prejudice to the contract rights, if any, of the officer so removed. The appointment of an officer shall not in itself create contract rights.

5.5. Retention of Investment Manager. The Managing Member shall retain an Investment Manager pursuant to an Investment Advisory and Management Services Agreement, under which the Investment Manager shall act as investment manager to the Company and shall manage the investment and re-investment of the cash, securities, instruments, real estate and other assets of the Company in accordance with the terms prescribed therein.

6. Exculpation and Indemnification

6.1. Exculpation.

6.1.1. Covered Persons. As used in this Agreement, the term “Covered Person” means each officer, employee, or agent of the Company or of any entity in which the Company owns a controlling interest (each such entity, a “Subsidiary”), the Managing Member, the Investment Manager, and the owners, managers, officers, employees, and agents of the Managing Member and the Investment Manager, each acting in accordance with his, her, or its proper authority.

6.1.2. Standard of Care. No Covered Person shall be liable to the Company or any Stockholder for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good-faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person or a violation of section 5.2.

6.1.3. Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements (including financial statements and information) of the following persons: (i) another Covered Person; (ii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iii) any other person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Covered Person reasonably believes to be within such other person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in the Act.

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6.2. Liabilities and Duties of Covered Persons.

6.2.1. Limitation of Liability. This Agreement is not intended to, and do not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Stockholders and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Stockholders to replace such other duties and liabilities of such Covered Person.

6.2.2. Duties. Whenever in this Agreement a Covered Person is permitted or required to make a decision, the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

6.3. Indemnification.

6.3.1. Indemnification. To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of any act or omission or alleged act or omission performed or omitted to be performed by such Covered Person on behalf of the Company or any Subsidiary in connection with the business of the Company; provided, that (i) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) such Covered Person’s conduct did not constitute fraud or willful misconduct, in either case as determined by a final, non-appealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud or willful misconduct.

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6.3.2. Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this section 6.3; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this section 6.3, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

6.3.3. Entitlement to Indemnity. The indemnification provided by this section 6.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this section 6.3 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this section 6.3 and shall inure to the benefit of the executors, administrators, and legal representative of such Covered Person.

6.3.4. Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Managing Member may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

6.3.5. Funding of Indemnification Obligation. Any indemnification by the Company pursuant to this section 6.3 shall be provided out of and to the extent of Company assets only, and no Stockholder (unless such Stockholder otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnification obligation.

6.3.6. Savings Clause. If this section 6.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this section 6.3 to the fullest extent permitted by any applicable portion of this section 6.3 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

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6.4. Amendment. The provisions of this section 6 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this section is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this section that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

6.5. Survival. The provisions of this section 6 shall survive the dissolution, liquidation, winding up, and termination of the Company.

7. Tax Matters.

7.1. In General. The Company shall seek to allocate its income, gains, losses, deductions, and expenses (“Tax Items”) in a manner so that (i) such allocations have “substantial economic effect” as defined in section 704(b) of the Code and the regulations issued thereunder (the “Regulations”) and otherwise comply with applicable tax laws; (ii) each Stockholder is allocated income equal to the sum of (A) the losses he, she, or it is allocated, and (B) the cash profits he, she, or it receives; and (iii) after taking into account the allocations for each year as well as such factors as the value of the Company’s assets, the allocations likely to be made to each Stockholder in the future, and the distributions each Stockholder is likely to receive, the balance of each Stockholder’s capital account at the time of the liquidation of the Company will be equal to the amount such Stockholder is entitled to receive pursuant to this Agreement. That is, the allocation of the Company’s Tax Items, should, to the extent reasonably possible, following the actual and anticipated distributions of cash, in the discretion of the Managing Member. In making allocations, the Managing Member shall use reasonable efforts to comply with applicable tax laws, including without limitation, through incorporation of a “qualified income offset,” a “gross income allocation” and a “minimum gain chargeback,” as such terms or concepts are specified in the Regulations. The Managing Member shall be conclusively deemed to have used reasonable effort if it has sought and obtained advice from counsel.

7.2. Capital Accounts. A capital account shall be established and maintained for each Stockholder in accordance with the Regulations.

7.3. Losses and Income Attributable to Stockholder Loans. In the event the Company recognizes a loss attributable to loans from Stockholders, then such loss, as well as any income recognized by the Company as a result of the repayment of such loan (including debt forgiveness income), shall be allocated to the Stockholder making such loan.

7.4. Allocations Relating to Taxable Issuance of Shares. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of an interest in the Company by the Company to a Stockholder (the “Issuance Items”) shall be allocated among Stockholders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Stockholder, shall be equal to the net amount that would have been allocated to each such Stockholder if the Issuance Items had not been realized.

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7.5. Capital Account Adjustment Allocations. The Company shall use reasonable efforts to make such special allocations of the Company income, gain, loss, or deduction in whatever manner the Managing Member determines to be appropriate so that, after such special allocations are made, and taking into account such factors as the value of the Company’s assets, the allocations likely to be made to each Stockholder in the future, and the distributions each Stockholder is likely to receive, the balance of each Stockholder’s capital account balance will be equal to the amount to be distributed to such Stockholder in accordance with the special rights and preferences, if any, applicable to his Shares at the time of liquidation or redemption of his Shares.

7.6. Section 754 Election. The Company may, but shall not be required to, make an election under section 754 of the Code at the request of any Stockholder. The Company may condition its consent to make such an election on the agreement of the requesting Stockholder to pay directly or reimburse the Company for any costs incurred in connection with such election or the calculations required as a result of such an election. The tax matters partner shall be responsible for determining the adjustments required or permitted as a result of such election, provided that, in the case of any adjustment required or permitted under section 743(b) of the Code, the transferee Stockholder(s) shall be solely responsible for determining the adjustments required thereunder unless such Stockholder(s) provide the tax matters person with all the information necessary for the tax matters person to determine the adjustments.

7.7. Pre-Distribution Adjustment. In the event property of the Company is distributed to one or more Stockholders in kind, there shall be allocated to the Stockholders the amount of income, gain or loss which the Company would have recognized had such property been sold for its fair market value on the date of the distribution, to the extent such income, gain or loss has not previously been allocated among the Stockholders. The allocation described in this section 7.7 is referred to as the “Pre-Distribution Adjustment.”

7.8. Allocations with Respect to Transferor’s Interest. Except where the Code otherwise requires (for example, in the case of certain “allocable cash basis items” as defined in Code section 706(d)(2)(B)), upon the permitted transfer of a Stockholder’s interest in the Company, each item of income, loss, and deduction allocable to the transferred interest shall be pro rated between the transferor and the transferee on the basis of the number of days in the taxable year of the Company preceding (and including) and succeeding the date as of which the assignment is effective. Gain or loss from the sale or other taxable disposition of a capital asset shall be allocated to the persons who were Stockholders at the time such gain or loss was recognized by the Company, unless otherwise provided herein.

7.9. Tax Disputes.

7.9.1. Designation. The Managing Member shall designate a person, who may but need not be a Stockholder, as the “company representative” (the “Company Representative”) as provided in Code section 6223(a). Any expenses incurred by a person in carrying out his, her, or its responsibilities and duties as Company Representative shall be an expense of the Company.

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7.9.2. Examinations and Audits. The Company Representative is authorized to represent the Company in connection with all examinations of the affairs of the Company by any taxing authority, including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. Each Stockholder agrees to cooperate with the Company Representative and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to the conduct of examinations by taxing authorities and any resulting proceedings. Each Stockholder agrees that any action taken by the Company Representative in connection with audits of the Company shall be binding upon such Stockholder and that such Stockholder shall not independently act with respect to tax audits or tax litigation affecting the Company. The Company Representative shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Stockholders) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.

7.9.3. Elections and Procedures. In the event of an audit of the Company that is subject to the Company audit procedures enacted under section 1101 of the Bipartisan Budget Act of 2015 (the “BBA” and the “BBA Procedures”), the Company Representative, in its sole discretion, shall have the right to make any and all elections and to take any actions that are available to be made or taken by the Company Representative or the Company under the BBA Procedures (including any election under Code section 6226 as amended by the BBA). If an election under Code section 6226(a) (as amended by the BBA) is made, the Company shall furnish to each Stockholder for the year under audit a statement of the Stockholder’s share of any adjustment set forth in the notice of final Company adjustment, and each Partner shall take such adjustment into account as required under Code section 6226(b) (as amended by the BBA).

7.9.4. Tax Returns and Tax Deficiencies. Each Stockholder agrees that such Stockholder shall not treat any Company item inconsistently on such Stockholder’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Stockholder (including penalties, additions to tax or interest imposed with respect to such taxes and any tax deficiency imposed pursuant to Code section 6226 as amended by the BBA) will be paid by such Stockholder and if required to be paid (and actually paid) by the Company, will be recoverable from such Stockholder.

7.10. Tax Returns. The Managing Member shall cause to be prepared and timely filed all tax returns required to be filed by or for the Company.

8. Bank Accounts; Books of Account.

8.1. Bank Accounts. Funds of the Company may be deposited in accounts at banks or other institutions such as a trust account managed by a trustee selected by the Managing Member upon advice of the Investment Manager. Withdrawals from any such account or accounts shall be made in the Company’s name upon the signature of such persons as the Managing Member may designate. Funds in any such account shall not be commingled with the funds of any Stockholder.

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8.2. Books and Records of Account. The Company shall keep at its principal offices books and records of account of the Company which shall reflect a full and accurate record of each transaction of the Company.

8.3. Annual Financial Statements and Reports. Within a reasonable period after the close of each fiscal year, the Company shall furnish to each Stockholder with respect to such fiscal year (i) a statement showing in reasonable detail the computation of the amount distributed to the Stockholders, and the manner in which it was distributed, (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such additional information as may be required by law. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the Managing Member so elects or the law so requires.

8.4. Right of Inspection.

8.4.1. In General. If a Stockholder wishes additional information or to inspect the books and records of the Company for a bona fide purpose, the following procedure shall be followed: (i) such Stockholder shall notify the Managing Member, setting forth in reasonable detail the information requested and the reason for the request; (ii) within sixty (60) days after such a request, the Managing Member shall respond to the request by either providing the information requested or scheduling a date (not more than 90 days after the initial request) for the Stockholder to inspect the Company’s records; (iii) any inspection of the Company’s records shall be at the sole cost and expense of the requesting Stockholder; and (iv) the requesting Stockholder shall reimburse the Company for any reasonable costs incurred by the Company in responding to the Stockholder’s request and making information available to the Stockholder.

8.4.2. Bona Fide Purpose. The Managing Member shall not be required to respond to a request for information or to inspect the books and records of the Company if the Managing Member believes such request is made to harass the Company or the Managing Member, to seek confidential information about the Company, or for any other purpose other than a bona fide purpose.

8.4.3. Representative. An inspection of the Company’s books and records may be conducted by an authorized representative of a Stockholder, provided such authorized representative is an attorney or a licensed certified public accountant and is reasonably satisfactory to the Managing Member.

8.4.4. Restrictions. The following restrictions shall apply to any request for information or to inspect the books and records of the Company:

(a) No Stockholder shall have a right to a list of the Stockholders or any information regarding the Stockholders.

(b) Before providing additional information or allowing a Stockholder to inspect the Company’s records, the Managing Member may require such Stockholder to execute a confidentiality agreement satisfactory to the Managing Member.

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(c) No Stockholder shall have the right to any trade secrets of the Company or any other information the Managing Member deems highly sensitive and confidential.

(d) No Stockholder may review the books and records of the Company more than once during any twelve (12) month period.

(e) Any review of the Company’s books and records shall be scheduled in a manner to minimize disruption to the Company’s business.

(f) A representative of the Company may be present at any inspection of the Company’s books and records.

(g) If more than one Stockholder has asked to review the Company’s books and records, the Managing Member may require the requesting Stockholders to consolidate their request and appoint a single representative to conduct such review on behalf of all requested Stockholders.

(h) The Managing Member may impose additional reasonable restrictions for the purpose of protecting the Company and the Stockholders.

9. Liquidation and Dissolution.

9.1. Dissolution. The Company shall be dissolved at the discretion of the Managing Member, or upon the vote of all of the Stockholders. No other event shall cause the dissolution of the Company. Without limiting the preceding sentence, all of the Stockholders agree that the Company shall not be dissolved upon the termination of any Stockholder’s interest in the Company.

9.2. Liquidation. If the Company is dissolved, the Company’s assets shall be liquidated and no further business shall be conducted by the Company except for such action as shall be necessary to wind-up its affairs and distribute its assets to the Stockholders. The assets of the Company shall be liquidated as promptly as possible so as to permit distributions in cash, but such liquidation shall be made in an orderly manner so as to avoid undue losses attendant upon liquidation. In the event that in the Managing Member’ opinion complete liquidation of the assets of the Company within a reasonable period of time proves impractical, assets of the Company other than cash may be distributed to the Stockholders in kind but only after all cash and cash-equivalents have first been distributed.

10. Contributions. No Stockholder shall be required to contribute money or property to the Company except upon the purchase of Shares from the Company. Without limiting the preceding sentence, no Stockholder shall be required to restore any deficit in his capital account following the liquidation of the Company.

11. Purpose and Powers. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Act.

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12. Transferees. Any person who becomes the owner of Shares as a result of an involuntary transfer by operation of law (such as upon the death of a Stockholder) shall be treated as a Stockholder for purposes of this Agreement; provided that the transferee, as a condition to having the full rights of a Stockholder rather than just an economic interest in the Company, shall deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

13. Amendments.

13.1. Amendments Not Requiring Consent. The Managing Member may amend this Agreement without the consent of any Stockholder to effect:

13.1.1. The correction of typographical errors;

13.1.2. A change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company

13.1.3. The admission, substitution, withdrawal, or removal of Stockholders in accordance with this Agreement;

13.1.4. An amendment that cures ambiguities or inconsistencies in this Agreement;

13.1.5. An amendment that adds to its own obligations or responsibilities;

13.1.6. A change in the fiscal year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company;

13.1.7. A change the Managing Member determines to be necessary or appropriate to prevent the Company from being treated as an “investment company” within the meaning of the Investment Company Act of 1940;

13.1.8. A change to facilitate the trading of Shares, including changes required by law or by the rules of a securities exchange;

13.1.9. A change the Managing Member determines to be necessary or appropriate to satisfy any requirements or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any Federal or State statute, including but not limited to “no-action letters” issued by the Securities and Exchange Commission;

13.1.10. A change that the Managing Member determines to be necessary or appropriate to prevent the Company from being subject to the Employee Retirement Income Security Act of 1974;

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13.1.11. A change the Managing Member determines to be necessary or appropriate to reflect an investment by the Company in any corporation, partnership, joint venture, limited liability company or other entity;

13.1.12. Any amendments expressly permitted in this Agreement to be made by the Managing Member acting alone; or

13.1.13. Any other amendment that does not have, and could not reasonably be expected to have, an adverse effect on the Stockholders.

13.2. Amendments Requiring Majority Consent. Any amendment that has, or could reasonably be expected to have, an adverse effect on the Stockholders, other than amendments described in section 13.3, shall require the consent of the Managing Member and Stockholders holding a majority of the issued and outstanding Shares entitled to vote (which, for purposes of any amendment, shall include all Shares issued and outstanding) or, if an amendment affects only one series of Shares (including the Common Stock), then the Stockholders holding a majority of the Shares of that series.

13.3. Amendments Requiring Unanimous Consent. The following amendments shall require the consent of the Managing Member and each affected Stockholder:

13.3.1. An amendment deleting or modifying any of the amendments already listed in this section 13.3;

13.3.2. An amendment that would require any Stockholder to make additional capital contributions; and

13.3.3. An amendment that would impose personal liability on any Stockholder.

13.4. Procedure for Obtaining Consent. If the Managing Member proposes to make an amendment to this Agreement that requires the consent of Stockholders, the Managing Member shall notify each affected Stockholder in writing, specifying the proposed amendment and the reason(s) why the Managing Member believe the amendment is in the best interest of the Company. At the written request of Stockholders holding at least Twenty Percent (20%) of the Shares entitled to vote on the amendment, the Managing Member shall hold an in-person or electronic meeting (e.g., a webinar) to explain and discuss the amendment. Voting may be through paper or electronic ballots. If the Managing Member proposes an amendment that is not approved by the Stockholders within ninety (90) days from proposal, the Managing Member shall not again propose that amendment for at least six (6) months.

14. Miscellaneous.

14.1. Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given by electronic mail with transmission acknowledgment, to the principal business address of the Company, if to the Company or the Managing Member, to the email address of a Stockholder provided by such Stockholder, or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section.

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14.2. Electronic Delivery. Each Stockholder hereby agrees that all communications with the Company, including all tax forms, shall be via electronic delivery.

14.3. Governing Law. This Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Each Stockholder hereby (i) consents to the personal jurisdiction of the Delaware courts or the federal courts located in Delaware, (ii) agrees that all disputes arising from this Agreement shall be prosecuted in such courts, (iii) agrees that any such court shall have in personam jurisdiction over such Stockholder, (iv) consents to service of process by notice sent by regular mail to the address set forth on Schedule A and/or by any means authorized by Delaware law, and (v) if such Stockholder is not otherwise subject to service of process in Delaware, agrees to appoint and maintain an agent in Delaware to accept service, and to notify the Company of the name and address of such agent.

14.4. Waiver of Jury Trial. Each Stockholder acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each Stockholder irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.

14.5. Signatures. The Agreement may be signed (i) by the execution of a separate Joinder Agreement or another document approved by the Managing Member; (ii) electronically, e.g., via DocuSign; and (iii) in counterparts, each of which shall be deemed to be a fully-executed original. An original signature transmitted by fax or email shall be deemed to be original for purposes of this Agreement.

14.6. No Third-Party Beneficiaries. Except as otherwise specifically provided in this Agreement, this Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third party beneficiaries of this Agreement in any way.

14.7. Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

14.8. Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

14.9. Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

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14.10. Legal Representation. The Managing Member, acting on behalf of the Company, has initially selected Flaster/Greenberg P.C. (“Company Counsel”) as legal counsel to the Managing Member when acting on behalf of the Company. Each Stockholder acknowledges that Company Counsel does not represent any Stockholder (in its capacity as such) and shall owe no duties directly to any Stockholder (in its capacity as such) whether or not Company Counsel has in the past represented or is currently representing such Stockholder with respect to other matters. Counsel to the Company may also be counsel to the Managing Member and its affiliates. The Managing Member may execute on behalf of the Company and the Stockholders any consent to the representation of the Managing Member when acting on behalf of the Company or the Managing Member that counsel may request pursuant to the applicable rules of professional conduct in any jurisdiction. In the event any dispute or controversy (including litigation) arises between any Stockholder and the Managing Member when acting on behalf of the Company or itself, or between any Stockholder or the Managing Member when acting on behalf of the Company, on the one hand, and the Managing Member (or an Affiliate of the Managing Member) that Company Counsel represents, on the other hand, then each Stockholder agrees that Company Counsel may represent either the Managing Member when acting on behalf of the Company, or the Managing Member (or its affiliate), or both, in any such dispute or controversy to the extent permitted by the applicable rules of professional conduct in any jurisdiction, and each Stockholder hereby consents to such representation.

14.11. Days. Any period of days mandated under this Agreement shall be determined by reference to calendar days, not business days, except that any payments, notices, or other performance falling due on a Saturday, Sunday, or federal government holiday shall be considered timely if paid, given, or performed on the next succeeding business day.

DATED: October 16, 2018

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